Exhibit 99.1

NEWS RELEASE

Contacts: Geoff Banta, EVP & CFO
AMERISAFE, Inc.
337-463-9052

Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE	Karen Roan, Sr.VP
DRG&E / 713-529-6600
AMERISAFE ANNOUNCES
FOURTH QUARTER AND YEAR-END RESULTS
     DeRidder, LA — February 27, 2007 — AMERISAFE, Inc. (Nasdaq: AMSF) today announced results for the fourth quarter and year ended December 31, 2006.
     Gross premiums written in the fourth quarter totaled $76.6 million, an increase of 28.2% over gross premiums written of $59.7 million in the fourth quarter of 2005. Fourth quarter revenues totaled $96.5 million, a 31.9% increase over revenues of $73.2 million in the prior year period. Net investment income increased to $7.3 million in the fourth quarter from $4.9 million for the same period in 2005. Net income in the fourth quarter was $14.0 million compared to net income of $5.4 million in the 2005 fourth quarter. Included in net income for the fourth quarter of 2006 were net realized gains of $4.8 million, compared to $935,000 in the fourth quarter of 2005.
     For the year ended December 31, 2006, gross premiums written totaled $332.5 million, a 14.3% increase over gross premiums written of $290.9 million in 2005. For the full year, revenues totaled $332.7 million, a 20.4% increase over revenues of $276.3 million in 2005. Net investment income for the year increased to $25.4 million from $16.9 million in 2005. Net income for the year ended December 31, 2006 was $37.4 million compared to $5.9 million for 2005. In 2005, AMERISAFE recorded pre-tax loss and loss adjustment expenses (LAE) of $8.7 million for claims occurring in prior years, and $13.2 million relating to the commutation of reinsurance contracts with Converium Reinsurance (North America).

     The following events impacted AMERISAFE’s 2006 fourth quarter and year end results:
•	Favorable prior year loss development of $2.2 million recorded in the 2006 fourth quarter, increasing net income by $1.4 million.

•	An increase in gross premiums written and earned of $5.3 million for earned but unbilled (“EBUB”) premium at year end. Including the effects of related losses and expenses, this had the effect of increasing net income by $712,000.

•	Net realized gains of $4.8 million from the sale of AMERISAFE’s entire equity portfolio in the 2006 fourth quarter as a result of the previously announced strategic review of AMERISAFE’s investment management and related policies, increasing net income by $3.1 million in the fourth quarter. For the full year 2006, the equity portfolio sale resulted in a $3.5 million gain, after giving effect to the $1.3 million loss reported in the 2006 third quarter, and increased net income by $2.3 million.

•	A $5.2 million accrual in the fourth quarter for dividends payable to Florida policyholders pursuant to a statutory formula based on AMERISAFE’s underwriting results over a consecutive three-year period ended December 31, 2006, decreasing net income by $3.4 million.

•	Professional fees and related expenses of $1.1 million associated with the secondary public offering completed in the fourth quarter, reducing 2006 net income by $734,000, of which $537,000 was recognized in the fourth quarter.
     In anticipation of its initial public offering, AMERISAFE effected a 72-for-one reverse stock split effective as of October 27, 2005, reducing the number of then-outstanding shares of common stock to 299,774 shares. On November 23, 2005, AMERISAFE completed its initial public offering, issuing 8.0 million shares of its common stock at $9.00 per share. Upon completion of the IPO, holders of AMERISAFE’s Series A preferred stock exchanged the outstanding shares of this series of preferred stock for 9.1 million shares of common stock. As a result of the exchange of Series A preferred stock for shares of the Company’s common stock, under the terms of AMERISAFE’s articles of incorporation, holders of the Company’s outstanding convertible preferred stock are no longer entitled to receive dividends. At December 31, 2006, there were 18,705,098 shares of common stock outstanding, including 1,214,771 common shares issued upon conversion of 250,000 shares of Series C preferred stock immediately prior to the completion of our secondary offering on November 21, 2006.

     In the fourth quarter of 2006, diluted earnings per share allocable to common shareholders were $0.70 compared to $0.39 in the same period of 2005. Weighted average diluted shares outstanding for the fourth quarter of 2006 were 18,138,866 shares compared to 7,669,752 shares in the fourth quarter of 2005. For the full year 2006, diluted earnings per share allocable to common shareholders were $1.88 compared to $(1.25) in 2005. Weighted average diluted shares outstanding for 2006 were 17,594,736 compared to 2,129,492 shares in 2005.
     The net combined ratio for the fourth quarter of 2006 was 87.1% compared to 96.7% for the same period in 2005. Loss and loss adjustment expenses for the fourth quarter of 2006 totaled $49.5 million, or 58.7% of net premiums earned, compared to $48.4 million, or 72.1% of net premiums earned for the same period in 2005. The decrease in the loss and loss adjustment expense ratio in 2006 was the result of decrease in the current accident year loss ratio, from 71.0% in 2005 to 67.3% in 2006, and $2.2 million of favorable prior year loss development discussed above. Total underwriting expenses, including commissions and salaries and benefits, for the fourth quarter were $18.5 million, or 22.0% of net premiums earned, compared to $17.0 million, or 25.3% of net premiums earned, for the fourth quarter of 2005.
     The net combined ratio for 2006 was 92.4% compared to 104.2% for 2005. Loss and loss adjustment expenses in 2006 totaled $199.5 million, or 66.6% of net premiums earned, compared to $204.1 million, or 79.5% of net premiums earned in 2005. Total underwriting expenses, including commissions and salaries and benefits, for 2006 were $71.3 million, or 23.8% of net premiums earned, compared to $63.4 million, or 24.7% of net premiums earned, for 2005.
     Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “We are extremely pleased with our 2006 results. Strong top line growth combined with excellent underwriting results and steady returns on our growing invested asset base contributed to record earnings in 2006. We benefited from favorable prior year loss development as well as decreased frequency of severe claims in 2006 compared to prior years, resulting in a significantly lower net loss ratio. At the same time, we continue to prudently reserve for loss and loss adjustment expenses.

     “We also continued our aggressive management of expenses, recording lower expense ratios for both the fourth quarter and the full year, in spite of the expenses we incurred related to the secondary offering in the fourth quarter. We did experience an increase in our dividend ratio as a result of the dividend accrual required in Florida. However, based on the nature of the accrual and our underwriting results in Florida during the past two years, we do not anticipate that we will need to accrue dividends under the Florida statute in 2007.
     “Finally, in 2006 we generated a return on average shareholders’ equity of 22.6%, which further confirms the strategic advantage of our niche focus on high hazard classes. We are confident that our strategic focus will provide opportunities to further increase revenues and net income, and produce attractive returns for our shareholders in 2007,” concluded Bradley.
     Outlook
     AMERISAFE expects gross premiums written for 2007 to range between $350 million and $360 million, representing 7-10% growth over 2006 results, not including the effect of EBUB premiums recorded in the fourth quarter of 2006. The Company also expects a combined ratio of 95% or better and a return on average equity of 16% or better in 2007. AMERISAFE calculates return on average equity by dividing annualized net income by the average of shareholders’ equity, including redeemable preferred stock, for the applicable period. AMERISAFE’s long-term financial objective is to produce a return on equity of at least 15%.
     Conference Call Information
     AMERISAFE has scheduled a conference call for tomorrow, Wednesday, February 28, 2007 at 10:00 a.m. Eastern Time to discuss the Company’s results for the fourth quarter and full year 2006 and to comment on management’s outlook for future periods. To participate in the conference call dial 303-205-0033 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available shortly after the live broadcast ends and will be accessible through March 14, 2007. To access the replay, dial 303-590-3000 and use the pass code 11083646#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.amerisafe.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at www.amerisafe.com.

     About AMERISAFE
     AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE markets workers’ compensation insurance in 31 states and the District of Columbia.
     Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2005. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$76,571	$59,709	$332,491	$290,891
Ceded premiums written	(5,881)	(6,611)	(19,950)	(21,541)

Net premiums written	$70,690	$53,098	$312,541	$269,350

Net premiums earned	$84,331	$67,198	$299,303	$256,568
Net investment income	7,251	4,897	25,383	16,882
Net realized gains on investments	4,808	935	7,389	2,272
Fee and other income	95	135	645	561

Total revenues	96,485	73,165	332,720	276,283

Expenses:
Loss and loss adjustment expenses incurred	49,495	48,431	199,484	204,056
Underwriting and other operating costs	18,549	16,969	71,288	63,384
Interest expense	917	782	3,496	2,844
Policyholder dividends	5,443	(447)	6,006	4

Total expenses	74,404	65,735	280,274	270,288

Income before taxes	22,081	7,430	52,446	5,995
Income tax expense	8,042	2,025	15,088	65

Net income	14,039	5,405	37,358	5,930

Preferred dividends	—	(1,451)	—	(8,593)

Net income (loss) available to common shareholders	$14,039	$3,954	$37,358	$(2,663)

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Statements of Income (cont.)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Basic EPS:
Net income (loss) available to common shareholders	$14,039	$3,954	$37,358	$(2,663)

Portion allocable to common shareholders	90.9%	75.7%	88.6%	100.0%

Net income (loss) allocable to common shareholders	$12,761	$2,992	$33,099	$(2,663)

Basic weighted average common shares	18,046,929	7,558,980	17,579,829	2,129,492
Basic earnings (loss) per share	$0.71	$0.40	$1.88	$(1.25)

Diluted EPS:
Net income (loss) allocable to common shareholders	$12,761	$2,992	$33,099	$(2,663)

Diluted weighted average common shares:

Weighted average common shares	18,046,929	7,558,980	17,579,829	2,129,492
Stock options	79,285	140,772	—	—
Restricted stock	12,652	—	14,907	—

Diluted weighted average common shares	18,138,866	7,699,752	17,594,736	2,129,492

Diluted earnings (loss) per common share	$0.70	$0.39	$1.88	$(1.25)

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	December 31,
	2006	2005
	(unaudited)
Assets
Investments	$638,780	$533,618
Cash and cash equivalents	26,748	49,286
Amounts recoverable from reinsurers	109,603	122,562
Premiums receivable, net	144,384	123,934
Deferred income taxes	29,466	22,413
Deferred policy acquisition costs	18,486	16,973
Deferred charges	3,548	3,182
Other assets	23,131	20,352

	$994,146	$892,320

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$519,178	$484,485
Unearned premiums	137,761	124,524
Insurance-related assessments	40,886	35,135
Subordinated debt securities	36,090	36,090
Other liabilities	76,447	64,740

Redeemable preferred stock	25,000	50,000

Total shareholders’ equity	158,784	97,346

Total liabilities, redeemable preferred stock and shareholders’ equity	$994,146	$892,320

AMERISAFE, INC. AND SUBSIDIARIES
Selected Insurance Ratios

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Current accident year loss ratio (1)	61.3%	72.1%	67.3%	71.0%
Prior accident year loss ratio (2)	(2.6)%	0.0%	(0.7)%	8.5%

Net loss ratio	58.7%	72.1%	66.6%	79.5%

Net underwriting expense ratio (3)	22.0%	25.3%	23.8%	24.7%
Net dividend ratio (4)	6.4%	(0.7)%	2.0%	0.0%
Net combined ratio (5)	87.1%	96.7%	92.4%	104.2%

Return on average equity (6)	31.6%	18.3%	22.6%	5.0%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.

(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.

(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs, commissions and salaries and benefits by the current year’s net premiums earned.

(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned. For the three months and year ended December 31, 2006, includes $5.2 million of dividends accrued under Florida law pursuant to a formula based on underwriting results from policies written in Florida in a consecutive three-year period.

(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.

(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock, for the applicable period.